UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2017

STG GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36149	46-3134302
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11091 Sunset Hills Road, Suite 200
Reston, Virginia	20190
(Address of principal executive offices)	(Zip Code)

(703) 691-2480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 8, 2017, STG Group, Inc. (the “Company”) entered into an Amendment and Waiver (the “Amendment”) to the Agreement and Plan of Merger (the “Original Agreement”), dated as of February 18, 2017, by and among the Company, Ripcord Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, PSS Holdings, Inc., a Delaware corporation (“PSS”), PSS PE I, L.P., a Delaware limited partnership (“PSS PE”), PSS Co-Investors, L.P., a Delaware limited partnership (“PSS Co-Investors”), WWC Capital Fund II, L.P., a Delaware limited partnership (“WWC”), Spring Capital Partners II, L.P., a Maryland limited partnership (“Spring Capital”), and Scott Goss (together with PSS PE, PSS Co-Investors, WWC and Spring Capital, the “Seller Parties”), and Peter M. Schulte, a resident of the State of New York, but solely in his capacity as the “Stockholders’ Representative.” Prior to the entry into the Amendment, PSS rescinded a notice of termination of the Original Agreement that had been received by the Company on May 3, 2017. The Amendment includes the following changes to the Original Agreement:

•	The outside date for closing the acquisition was extended to June 30, 2017 (the “Outside Date”);

•	The purchase price under the merger agreement was increased to $119.8 million, subject to certain adjustments based upon closing working capital;

•	The Company’s obligations to close were made subject to the Company obtaining debt and equity financing for closing the acquisition; and

•	The Company agreed to make an advance payment of $925,000 of the merger consideration on the date of the Amendment, which will be credited against the purchase price at closing (the “Advance Payment”).

PSS is entitled to keep the Advance Payment if the merger agreement is terminated under certain circumstances, including:

•	by mutual written consent of the Company and the Stockholder’s Representative;

•	by the Stockholder’s Representative in connection with breaches by the Company of its representations and warranties;

•	by the Stockholder’s Representative for a failure of the closing to occur prior to the Outside Date if the Company has not, prior to such termination, delivered notice that it is ready, willing and able to effect the closing and three business days have elapsed since the satisfaction or waiver of all conditions to closing (other than those that by their nature are satisfied at closing);

•	by either the Company or the Stockholder’s Representative if there is a court order preventing the consummation of the acquisition or such consummation would otherwise be illegal; or

•	by the Company due to a material adverse effect on the Company or PSS.

The Company is entitled to a refund of the Advance Payment if the merger agreement is terminated under certain circumstances, including:

•	by the Company in connection with breaches by PSS or the Seller Parties of any of their respective representations and warranties or if any PSS stockholder has indicated to PSS or the Company its intent to exercise dissenter’s rights; or

•	by either the Company or the Stockholder’s Representative for a failure of the closing to occur prior to the Outside Date if the Company has, prior to such termination, delivered notice that it is ready, willing and able to effect the closing but the closing has not occurred within three business days as a result of any act or failure to act by a Seller Party.

In the event the agreement is terminated by the Stockholders’ Representative and an event has occurred during the interim period between signing and closing, based solely on the operations of PSS, that caused a breach of PSS’ representations and warranties, and the Company fails to waive its indemnification rights with respect to such breach within 15 days following PSS’ request for such waiver, the Company shall be entitled to $625,000 of the Advance Payment as a termination fee, and the difference between the Advance Payment and the termination fee shall be retained by PSS.

Item 8.01	Other Events.

On May 8, 2017, the Company issued a press release announcing the entry into the Amendment. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release issued by the Company on May 8, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STG GROUP, INC.

Date: May 9, 2017	/s/ Charles L. Cosgrove
Charles L. Cosgrove
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

99.1	Press release issued by the Company on May 8, 2017.